                                                                  EXECUTION COPY

                               SEVERANCE AGREEMENT

            This Severance Agreement ("Agreement") is entered into on April 7,
2006 by and among Carol B. LaScala, an individual (the "Employee"), Acorn
Products, Inc., a Delaware corporation (the "Company"), and UnionTools, Inc., a
Delaware corporation and a wholly-owned subsidiary of the Company ("UnionTools,"
and together with the Employee and the Company, the "Parties").

                                    RECITALS

            WHEREAS, the Company entered into an Agreement and Plan of Merger
(the "Merger Agreement"), by and among the Company, Ames True Temper, Inc.,
ATTUT Holdings, Inc., and the other parties thereto, dated April 7, 2006;

            WHEREAS, prior to the "Closing Date" (as defined in the Merger
Agreement), the Employee was employed by UnionTools and subject to the Change of
Control Agreement, dated November 22, 1999 by and among the Employee, the
Company, and UnionTools (the "Change of Control Agreement");

            WHEREAS, effective on the Closing Date, UnionTools desires to continue to employ the Employee, and the Employee desires to continue to be employed by the Company through March 31, 2007 (the "Employment Period");

            WHEREAS, the Parties each desire that this Agreement nullify and supersede the Change of Control Agreement and all other agreements with respect to the subject matter hereof;

            WHEREAS, the Parties acknowledge that effective as of the Closing
Date, neither the Company nor UnionTools shall have any obligations under the
Change of Control Agreement and the Employee shall not have any rights under the
Change of Control Agreement;

            WHEREAS, the Parties acknowledge that the severance provisions set forth in this Agreement are more beneficial to the Employee than the severance provisions set forth in the Change of Control Agreement; and

            WHEREAS, as of the date hereof, the Employee shall have entered into a confidentiality, inventions, non-competition and non-solicitation agreement, in the form of Exhibit A attached hereto and made a part hereof (the
"Confidentiality, Inventions, Non-Competition and Non-Solicitation Agreement")
in consideration of continued employment by UnionTools and the benefits set forth in this Agreement.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and premises in this Agreement, the Parties agree as follows:

                                    AGREEMENT

            1.    Definitions.

            When used in this Agreement, the following terms have the meanings set forth below:

            "Cause" means (A) the Employee's material breach of any of the
Employee's obligations under the Confidentiality, Inventions, Non-Competition and Non-Solicitation Agreement; (B) conviction of a felony or misdemeanor involving moral turpitude; or (C) willful gross neglect or willful gross misconduct in carrying out the Employee's duties, resulting in material economic harm to UnionTools, the Company or any Successor.

            "Good Reason" means (A) without the Employee's prior written consent, assignment to the Employee of duties materially inconsistent in any respect with her position or any other action that results in a material diminution in the Employee's position, authority, duties or responsibilities, provided, however, that the fact that after the Closing Date, the Employee reports to a different individual and/or position shall not constitute such a material diminution; or (B) assignment of the Employee, without her prior written consent, to a place of business that is 25 or more miles from Employee's current place of business.

            "Permanent Disability" means the Employee is unable to perform, with or without reasonable accommodation, by reason of physical or mental incapacity, the essential functions of the Employee's position for one hundred fifty (150)
or more days in any one hundred eighty (180) day period. The Board shall determine, according to the facts then available, whether and when a Permanent
Disability has occurred. Such determination shall not be arbitrary or unreasonable.

            "Successor" means any acquirer, by merger or otherwise, of all or substantially all of the assets or business of the Company.

            "Termination Date" means the date the Employee's employment with
UnionTools or a Successor terminates.

            2.    Payment Upon Termination.

                  (a)   Termination for Cause or without Good Reason. In the
event of a termination of employment with UnionTools by UnionTools or Successor for Cause or a termination with UnionTools by the Employee without Good Reason, the Employee shall only be entitled to receive the accrued and unpaid salary and benefits to the Termination Date (the "Accrued Benefits").

                  (b)   Termination as a Result of Death or Permanent
Disability. In the event of the Employee's termination of employment with
UnionTools as a result of her death or Permanent Disability, the Employee (or her legal representative) shall be entitled to receive (i) the Accrued Benefits and (ii) continuation of the Employee's annual base salary as in effect immediately prior to the Termination Date for six (6) months after the
Termination Date, payable in monthly installments.

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                  (c)   Termination without Cause, for Good Reason or upon
Expiration of the Employment Period. In the event of a termination of the
Employee's employment with UnionTools by UnionTools without Cause (other than by reason of death or Permanent Disability) or by the Employee for Good Reason, or
if the Employee remains employed with UnionTools through the Employment Period
(resulting in a Termination Date of March 31, 2007), the Employee shall be entitled to receive (i) the Accrued Benefits and (ii) a severance payment equal to 100% of the Employee's annual base salary as in effect immediately prior to the Closing Date, payable in twelve (12) monthly installments. The receipt of any severance payment as set forth in this Section 2(c) shall be contingent upon the Employee's execution of a general release of all claims against the Company and its Affiliates, substantially in the form attached hereto as Exhibit B. For purposes of this Agreement, the term "Affiliates" means all persons or entities that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company, all companies or entities in which the Company owns an equity interest, and all predecessors, successors and assigns of such affiliates.

            3.    Effect on Other Agreements and Plans. The payment provided herein shall be in addition to the Employee's normal compensation and benefits from the Company; and shall have no effect on any other employment or compensation agreements or arrangements between the Company and the Employee, except as expressly provided herein or therein.

            4.    Employment At-Will. Notwithstanding anything to the contrary contained herein, the Employee's employment with UnionTools is not for any specified term and may be terminated by the Employee or by UnionTools at any time, for any reason, with or without Cause, without liability except with respect to the payment provided hereunder or as required by law or any other contract or employee benefit plan.

            5.    General.

                  (a)   Entire Agreement. This Agreement constitutes the final,
complete, and exclusive embodiment of the entire agreement and understanding among the Parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the Parties, written or oral, including without limitation, the Change of Control Agreement.

                  (b)   Successors and Assigns. This Agreement is intended to
bind and inure to the benefit of and be enforceable by the Employee, UnionTools and the Company, and their respective, successors, heirs at law and assigns, except that the Employee may not assign any of her duties hereunder and she may not assign any of her rights hereunder without the prior written consent of the
Company.

                  (c)   Amendments. No amendments or other modifications to this
Agreement may be made except by a writing signed by all Parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not party to this Agreement. Nothing in this
Agreement, expressed or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

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                  (d)   No Mitigation Obligation. The Parties hereto expressly
agree that the Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Employee hereunder or otherwise.

                  (e)   Choice of Law. The provisions of this Agreement shall be
construed in accordance with, and governed by, the laws of the State of
Pennsylvania without regard to principles of conflict of laws.

            6.    Term and Eligibility. The term of this Agreement shall be for the period commencing on the date hereof and ending upon the Termination Date.

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            IN WITNESS WHEREOF, the Parties have executed this Severance
Agreement effective as of the date first written above.

                                       ACORN PRODUCTS, INC.

                                       By:  /s/ Richard C. Dell
                                            -------------------------------
                                       Its: President and CEO

                                       UNIONTOOLS, INC.

                                       By:  /s/ Richard C. Dell
                                            -------------------------------
                                       Its: President and CEO

                                       EMPLOYEE

                                       /s/ Carol B. LaScala
                                       -----------------------------------
                                       Carol B. LaScala

                                    Exhibit A

                          CONFIDENTIALITY, INVENTIONS,
                 NON-COMPETITION AND NON-SOLICITATION AGREEMENT

      This Confidentiality, Inventions, Non-Competition and Non-Solicitation
Agreement (the "Agreement") is entered into this 7th day of April, 2006 by and between Acorn Products, Inc., a Delaware corporation, its successors or assigns
(the "Company"), UnionTools, Inc., a Delaware corporation ("UnionTools"), and
Carol (the "Employee," and together with the Company and UnionTools, the
"Parties"). This Agreement sets forth the entire agreement between the Parties hereto concerning the subject matter hereof and supersedes all prior agreements and understandings concerning the subject matter hereof. In consideration of the continued employment by UnionTools and/or the Affiliates (as defined in Section
2(b) below) of the Employee and the benefits set forth in the Severance
Agreement between the Parties, dated April 7, 2006 (the "Severance Agreement"), which the Employee acknowledges to be good and valuable consideration for the
Employee's obligations hereunder, the Company and the Employee agree as follows:

1.    The Business.

            The Employee acknowledges that the Company and the Affiliates (as defined in Section 2(b) below) are engaged in the business of (i)
            manufacturing, marketing and distributing long-handled tools, wheelbarrows, hose reels, striking tools, pruning implements, pots and planters, snow tools, lawn carts, repair handles, garden hoses, and decorative accessories for the lawn and garden, and (ii)
            conducting such other activities as are, to the knowledge of the
            Employee, undertaken (or are proposed or contemplated to be undertaken) from time to time by the Company and each of the
            Affiliates during the term of the Employee's employment with
            UnionTools as a result of future acquisitions or otherwise
            (collectively, the "Business").

2.    Confidential Information.

      (a)   The Employee acknowledges that the Confidential Information (as defined below) constitutes a protectible business interest of the
            Company and the Affiliates, and covenants and agrees that at all times during the period of the Employee's employment with
            UnionTools, and at all times after termination of such employment, the Employee will not, directly or indirectly, disclose, furnish, make available or utilize any Confidential Information other than in the course of performing duties as an employee of UnionTools and/or the Affiliates. The Employee will abide by Company policies and rules as may be established from time to time by it for the protection of its Confidential Information. The Employee agrees that in the course of employment with UnionTools, the Employee will not bring to the Company's offices or use, disclose to the Company, or induce the Company to use, any confidential information or documents belonging to others if such use or disclosure would violate any confidentiality or non-disclosure agreement to which Employee is subject. The

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            Employee's obligations under this Section 2(a) with respect to
            Confidential Information will survive the termination of the
            Employee's employment with UnionTools, and will terminate only at such time (if any) as the Confidential Information in question becomes generally known to the public other than through a breach of the Employee's obligations under this Agreement.

      (b)   As used in this Agreement, the term "Confidential Information" means any and all confidential, proprietary or trade secret information, whether disclosed, directly or indirectly, verbally, in writing or by any other means in tangible or intangible form, including that which is conceived or developed by the Employee, applicable to or in any way related to: (i) the present or future business of the
            Company or any of the Affiliates (as defined below) as then conducted or, to the knowledge of the Employee, proposed to be conducted; (ii) the research and development of the Company or any of the Affiliates; or (iii) the business of any client, vendor, supplier or distributor of the Company or any of the Affiliates.
            Such Confidential Information includes the following property or information of the Company and the Affiliates, by way of example and without limitation, trade secrets, processes, formulas, data, program documentation, customer lists, designs, drawings,
            algorithms, source code, object code, know-how, improvements, inventions, licenses, techniques, all plans or strategies for marketing, development and pricing, business plans, financial statements, profit margins and all information concerning existing or potential clients, suppliers or vendors. Confidential Information also means all similar information disclosed to the Company or any of the Affiliates by third parties which is subject to
            confidentiality obligations. The term "Affiliates" means (i) CHATT
            Holdings, LLC and its subsidiaries and (ii) all predecessors, successors and assigns of the those Affiliates identified in (i).

3.    Return of Materials.

            Upon termination of employment with UnionTools, and regardless of the reason for such termination, the Employee will leave with, or promptly return to, the Company all documents, records, notebooks, magnetic tapes, disks or other materials, including all copies, in the Employee's possession or control which contain Confidential
            Information or any other information concerning the Company, any of the Affiliates or any of their respective products, services or clients, whether prepared by the Employee or others. Notwithstanding the foregoing, the Employee shall be entitled to retain the
            Employee's personal effects provided any Confidential Information is removed therefrom.

4.    Inventions as Sole Property of the Company.

      (a)   The Employee covenants and agrees that all Inventions (as defined below) shall be the sole and exclusive property of the Company.

      (b)   As used in this Agreement, the term "Inventions" means any and all inventions, developments, discoveries, improvements, works of authorship, concepts or

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            ideas, or expressions thereof, whether or not subject to patents, copyright, trademark, trade secret protection or other intellectual property right protection (in the United States or elsewhere), and whether or not reduced to practice, conceived or developed by the
            Employee while employed with UnionTools or within one (1) year following termination of such employment which relate to or result from the actual or anticipated business, work, research or investigation of the Company or any of the Affiliates or which are suggested by or result from any task assigned to or performed by the
            Employee for the Company or any of the Affiliates.

      (c)   The Employee acknowledges that all original works of authorship which are made by the Employee (solely or jointly) are works made for hire under the United States Copyright Act (17 U.S.C., et seq.).

      (d)   The Employee agrees to promptly disclose to the Company all
            Inventions, all original works of authorship and all work product relating thereto. This disclosure will include complete and accurate copies of all source code, object code or machine-readable copies, documentation, work notes, flow-charts, diagrams, test data, reports, samples and other tangible evidence or results
            (collectively, "Tangible Embodiments") of such Inventions, works of authorship and work product. All Tangible Embodiments of any
            Invention, work of authorship or work product related thereto will be deemed to have been assigned to the Company as a result of the act of expressing any Invention or work of authorship therein.

      (e)   The Employee hereby assigns to the Company (together with the right to prosecute or sue for infringements or other violations of the same) the entire worldwide right, title and interest to any such
            Inventions or works made for hire, and the Employee agrees to perform, during and after employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company's expense, in registering, recording, obtaining, maintaining, defending, enforcing and assigning Inventions or works made for hire in any and all countries. The Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee's agents and attorneys-in-fact to act for and on the
            Employee's behalf and instead of the Employee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by the Employee; this designation and appointment constitutes an irrevocable power of attorney and is coupled with an interest.

      (f)   Without limiting the generality of any other provision of this
            Section 4, the Employee hereby authorizes the Company and each of the Affiliates (and their respective successors) to make any desired changes to any part of any Invention, to combine it with other materials in any manner desired, and to withhold the Employee's identity in connection with any distribution or use thereof alone or in combination with other materials.

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      (g)   This Agreement does not apply to any invention for which no equipment, supplies, facility or trade secret information of the
            Company or any Affiliate was used and which was developed entirely on the Employee's own time, unless (1) the invention relates (a) to the business of the Company or any Affiliate or (b) to the Company's
            or any Affiliate's actual demonstrably anticipated research or development of which the Employee was aware during the term of her employment with UnionTools; or (2) the invention results from any work performed by the Employee for the Company or any Affiliate.

      (h)   The obligations of the Employee set forth in this Section 4
            (including, but not limited to, the assignment obligations) will continue beyond the termination of the Employee's employment with respect to Inventions conceived or made by the Employee alone or in concert with others during the Employee's employment with UnionTools and during the one (1) year thereafter, whether pursuant to this
            Agreement or otherwise. These obligations will be binding upon the
            Employee and the Employee's executors, administrators and other representatives.

5.    List of Prior Inventions.

            All Inventions which the Employee has made prior to employment by
            UnionTools are excluded from the scope of this Agreement. As a matter of record, the Employee has set forth on Annex I hereto a complete list of those Inventions which might relate to the
            Company's Business and which have been made by the Employee prior to employment with UnionTools. The Employee represents that such list is complete. If no list is attached, the Employee represents that there are no prior Inventions.

6.    Non-Competition.

      (a)   The Employee acknowledges that: (i) the Company and the Affiliates are and will be engaged in the Business during the term of the
            Employee's employment and thereafter; (ii) the Company and the
            Affiliates are and will be actively engaged in the Business throughout the world; (iii) the Employee is one of a limited number of persons who will be developing the Business; (iv) the Employee has and will continue to occupy a position of trust and confidence with the Company after the date hereof and during the term of the
            Employee's employment the Employee will become familiar with the
            Company's (and the Affiliates') trade secrets and with other proprietary and confidential information concerning the Company (and the Affiliates) and the Business; (v) the agreements and covenants contained in this Agreement are essential to protect the Company, the Affiliates and the goodwill of the Business and are a condition precedent to the execution by the Company of the Severance Agreement between the Parties, dated as of April 7, 2006; (vi) the Employee's employment with UnionTools has special, unique and extraordinary value to the Company and the Affiliates and the Company would be irreparably damaged if the Employee were to provide services to any person or entity in violation of the

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            provisions of this Section 6; and (vii) the Employee has means to support the Employee and the Employee's dependents other than by engaging in the Business, and the provisions of this Section 6 will not impair such ability.

      (b)   The Employee will not, during the Restricted Period (as defined below), in the countries where the Company and the Affiliates engage in the Business, including the United States, Canada, Mexico, United
            Kingdom, Ireland, and Australia (the "Restricted Territory"),
            directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise) own, operate, manage, control, invest in, perform services for, or engage or participate in any manner in, or render services to (alone or in association with any person or entity) or otherwise assist any person or entity that engages in, or owns, invests in, operates, manages or controls any venture or enterprise that engages in, the Business. The term "Restricted
            Period" means the period of time from the date hereof until one (1)
            year after the termination for any reason of the Employee's employment relationship with UnionTools or any successor thereto.
            The Restricted Period shall be extended for a period equal to any time period that the Employee is in violation of this Section 6.
            Nothing contained in this Section 6 shall be construed to prevent the Employee from investing in the stock of any competing
            corporation listed on a national securities exchange or traded in the over-the-counter market, but only if the Employee is not involved in the business of said corporation and if the Employee and the Employee's associates (as such term is defined in Regulation
            14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof), collectively, do not own more than an aggregate of two percent (2%) of the stock of such corporation.

      (c)   Scope/Severability. The Parties acknowledge that the business of the
            Company and the Affiliates is and will be national and international in scope and thus the covenants in this Section 6 would be ineffective if the covenants were to be limited to a particular geographic area. If any court of competent jurisdiction at any time deems the Restricted Period unreasonably lengthy, or the Restricted
            Territory unreasonably extensive, or any of the covenants set forth in this Section 6 not fully enforceable, the other provisions of this Section 6, and this Agreement in general, will nevertheless stand and, to the full extent consistent with law, continue in full force and effect, and it is the intention and desire of the Parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the
            Restricted Period be deemed to be the longest period permissible by law, but not in excess of the length provided for in Section 6(b), and the Restricted Territory be deemed to comprise the largest territory permissible by law under the circumstances but not in excess of the territory provided for in Section 6(b)).

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7.    Non-Solicitation.

            (a)   The Employee will not, during the Restricted Period, directly or indirectly (whether as an owner, partner, shareholder,
                  agent, officer, director, employee, independent contractor, consultant, or otherwise) with or through any individual or entity:

                  i.    employ, engage or explicitly solicit for employment any
            individual who is, or was at any time during the twelve-month period immediately prior to the termination of the Employee's employment with UnionTools for any reason, an employee of the Company or any of the Affiliates or otherwise seek to adversely influence or alter such individual's relationship with the Company or any of the
            Affiliates; or

                  ii.   solicit or encourage any individual or entity that is,
            or was during the twelve-month period immediately prior to the termination of the Employee's employment with UnionTools for any reason, a customer, supplier or vendor of the Company or any
            Affiliate to terminate or otherwise alter his, her or its
            relationship with the Company or any Affiliate.

                  iii.  Notwithstanding the foregoing, Employee shall not be prohibited from employing or otherwise working with any such person whose employment is terminated by the Company or any Affiliate.

            (b)   The Restricted Period shall be extended for a period equal to any time period that the Employee is in violation of this
                  Section 7.

8.    Equitable Remedies.

            The Employee acknowledges and agrees that the agreements and covenants set forth in this Agreement are reasonable and necessary for the protection of the Company's and the Affiliates' business interests, that irreparable injury will result to the Company and the Affiliates if the Employee breaches any of the terms of said covenants, and that in the event of the Employee's actual or threatened breach of any such covenants, the Company and the
            Affiliates will have no adequate remedy at law. The Employee accordingly agrees that, in the event of any actual or threatened breach by the Employee of any of said covenants, the Company and the
            Affiliates will be entitled to immediate injunctive and other equitable relief, without posting bond or other security and without the necessity of showing actual monetary damages. Nothing in this
            Section 8 will be construed as prohibiting the Company or any
            Affiliate from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of any damages that they are able to prove.

9.    Breach.

      (a)   The Employee's material breach of any of the Employee's obligations under this Agreement will constitute "cause" (as defined in the
            Severance Agreement) for

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            the termination of employment by the Company and/or the Affiliates, as appropriate, pursuant to the Severance Agreement.

      (b)   In the event of a breach by the Employee of any of the provisions in this Agreement, the Employee will not be entitled to any severance payments set forth in the Severance Agreement, except as required by law, and the Company and/or the Affiliates will have no obligation to pay any of the amounts that remain payable by the Company under the Severance Agreement.

10.   No Right to Employment.

            No provision of this Agreement shall give the Employee any right to continue in the employ of UnionTools, create any inference as to the length of employment of the Employee, affect the right of the
            Company or the Affiliates to terminate the employment of the
            Employee, with or without cause, or give the Employee any right to participate in any welfare or benefit plan or other program of the
            Company or any of the Affiliates.

11.   Modification and Waiver.

            This Agreement may not be modified or amended or terminated except by an instrument in writing signed by the Parties. No term or condition of this Agreement will be deemed to have been waived, except by written instrument of the Party charged with such waiver.
            No such written waiver will be deemed to be a continuing waiver unless specifically stated therein, and each such waiver will operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

12.   Severability.

            The Employee acknowledges that the agreements and covenants contained in this Agreement are essential to protect the Company and the Affiliates and their goodwill. Each of the covenants in this
            Agreement will be construed as independent of any other covenants or other provisions of this Agreement. It is the intention and desire of the Parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent.

13.   Notices.

            Any notice, consent, waiver and other communications required or permitted pursuant to the provisions of this Agreement must be in writing and will be deemed to have been properly given (a) when delivered by hand; (b) when sent by telecopier (with acknowledgment of complete transmission), provided that a copy is mailed by U.S.
            certified mail, return receipt requested; (c) three (3) days after sent by certified mail, return receipt requested; or (d) one (1) day after

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            deposit with a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below:

      If to the Company:

            Acorn Products, Inc.
            c/o Ames True Temper, Inc.
            465 Railroad Avenue
            Camp Hill, Pennsylvania 17011
            Attn:  Chief Executive Officer
            Fax:   (717) 730-2552

      With a copy to:

            Schulte Roth & Zabel LLP
            919 Third Avenue
            New York, New York 10022
            Attn.: Robert Goldstein, Esq.
            Fax:   (212) 593-5955

            If to the Employee, to the address of the Employee in the personnel records of the Company.

            Each Party will be entitled to specify a different address for the receipt of subsequent notices by giving written notice thereof to the other Party in accordance with this Section 13.

14.   Headings.

            The headings and other captions in this Agreement are included solely for convenience of reference and will not control the meaning and interpretation of any provision of this Agreement.

15.   Governing Law.

            This Agreement has been executed in the State of Pennsylvania, and its validity, interpretation, performance, and enforcement will be governed by the laws of such state, without regard to conflicts of laws principles.

16.   Binding Effect.

            This Agreement will be binding, upon and inure to the benefit of the
            Employee, the Company, and their respective successors and permitted assigns; provided, however, that the Employee may not assign this
            Agreement or any part hereof.

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17.   Survival.

            The provisions in this Agreement shall survive the termination of the Employee's employment with UnionTools.

18.   Compliance.

            In order to monitor compliance with the terms of this Agreement, the
            Employee agrees to give written notice, including a pertinent description, to the Company of each position of employment, ownership of more than one percent (1%) of the stock of any corporation, participation with another entity or organization
            (except for religious institutions or charitable organizations not related to the Business) which the Employee obtains during the
            Restricted Period.

19.   No Strict Construction.

            The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any person.

                                       A-9

            IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has signed this
Agreement, as of the date written below.

                                       EMPLOYEE:

DATE:

                                       /s/ Carol B. LaScala
                                       -----------------------------------
                                       Carol B. LaScala

                                       ACORN PRODUCTS, INC.

                                       By:  /s/ Richard C. Dell
                                            -------------------------------
                                       Its: President and CEO

                                       UNIONTOOLS, INC.

                                       By:  /s/ Richard C. Dell
                                            ------------------------------
                                       Its: President and CEO

                                    Exhibit B

                    SEPARATION AGREEMENT AND GENERAL RELEASE

            Acorn Products, Inc., a Delaware corporation (the "Company"),
UnionTools, Inc., a Delaware corporation ("UnionTools"), and Carol B. LaScala
(the "Employee," and together with the Company and UnionTools, the "Parties"), agree that this Separation Agreement and General Release ("Agreement") sets forth their complete agreement and understanding regarding the termination of the Employee's employment with UnionTools.

            1.    Separation Date. The Employee's employment with UnionTools will terminate effective _______________ (the "Separation Date"). The Employee
agrees to return all Company property to the Company no later than the
Separation Date. Except as specifically provided below, the Employee shall not be entitled to receive any benefits of employment following the Separation Date.

            2.    Consideration of the Company. In consideration for the
releases and covenants by the Employee in this Agreement, the Company will provide the Employee with the following: [insert consideration as set forth in the Severance Agreement]

            3.    Employee's Release of Rights. The Employee (defined for the purpose of this Paragraph 3 as the Employee and the Employee's agents, representatives, attorneys, assigns, heirs, executors, and administrators)
irrevocably, fully, and unconditionally releases the Released Parties (defined as the Company, Ames True Temper, Inc., Castle Harlan Partners IV, L.P., and
each of their affiliated companies, parents, subsidiaries, predecessors, successors, assigns, divisions, related entities and any of their past or present employees, officers, agents, insurers, attorneys, administrators, officials, directors, shareholders, employee benefit plans, and the sponsors, fiduciaries, or administrators of the Company's employee benefit plans) from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, attorneys' fees, and remedies of any type, arising or that may have arisen out of or in connection with the Employee's employment with or termination of employment from UnionTools, from the beginning of time to the date hereof, including but not limited to claims, actions or liability under:
(1) Title VII of the Civil Rights Act of 1964, 42 U.S.C. SS.2000 et seq., the
Age Discrimination in Employment Act, 29 U.S.C. SS.621 et seq., the Americans
with Disabilities Act of 1990, 42 U.S.C. SS.12101 et seq., the Fair Labor
Standards Act, 29 U.S.C. SS.201 et seq., the Family and Medical Leave Act of
1993, 29 U.S.C. SS.2601 et seq., the Workers' Adjustment and Retraining
Notification Act, 29 U.S.C. SS.2101 et seq., the Employee Retirement Income
Security Act of 1974, 29 U.S.C. SS.1001 et seq., Pennsylvania Human Relations
Act Pa., Stat. Ann. tit.43, SS.SS. 951 et seq., all as amended; (2) any other federal, state or local statute, ordinance, or regulation regarding employment, termination of employment, or discrimination in employment; and (3) the common law relating to employment contracts, wrongful discharge. defamation, or any other matter.

            4.    Waiver of Reinstatement. The Employee waives any reinstatement or future employment with UnionTools and agrees never to apply for employment or otherwise

                                       B-1

seek to be hired, rehired, employed, re-employed, or reinstated by UnionTools or any of its affiliated companies or corporations.

            5.    No Disparagement or Encouragement of Claims. The Employee
agrees not to make any oral or written statement that disparages or places any
Released Party in a false or negative light. The Employee further agrees not to encourage or assist any person who files a lawsuit, charge, claim or complaint against the Released Parties unless the Employee is required to render such assistance pursuant to a lawful subpoena or other legal obligation. The Board of
Directors (and each of its individual members), the Chief Executive Officer and other top five executives of the Company agree not to make (outside the Company;
or within the Company, except as may be reasonably necessary to conduct the business of the Company) any oral or written statement that disparages or places the Employee in a false or negative light; and these individuals further agree not to encourage or assist any person who files a lawsuit, charge, claim or complaint against the Employee unless such individuals are required to render such assistance pursuant to a lawful subpoena or other legal obligation.

            6.    Cooperation of the Employee. The Employee agrees to cooperate with the Company in any reasonable manner as the Company may request, including but not limited to furnishing information to and otherwise consulting with the
Company; and assisting the Company in any litigation or potential litigation or other legal matters, including but not limited to meeting with and fully answering the questions of the Company or its representatives or agents, and testifying and preparing to testify at any deposition or trial. The Company agrees to compensate the Employee for any reasonable out of pocket expenses and lost wages incurred as a result of such cooperation.

            7.    Non-Admission/Inadmissibility. This Agreement does not
constitute an admission by the Company that any action it took with respect to the Employee was wrongful, unlawful or in violation of any local, state, or federal act, statute, or constitution, or susceptible of inflicting any damages or injury on the Employee, and the Company specifically denies any such wrongdoing or violation. This Agreement is entered into solely to resolve fully all matters related to or arising out of the Employee's employment with and termination from the Company, and its execution, and implementation may not be used as evidence, and shall not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Agreement.

            8.    Severability. The provisions of this Agreement shall be
severable and the invalidity of any provision shall not affect the validity of the other provisions.

            9.    Governing Law. This Agreement shall be governed by and
construed in accordance with the laws and judicial decisions of the State of
Pennsylvania, without regard to principles of conflicts of laws.

            10.   Scope of Agreement. The Employee understands that she remains bound to the Confidentiality, Inventions, Non-Competition and Non-Solicitation
Agreement, signed on _________ ___, 2006, which survives the termination of the
Employee's employment with UnionTools. Except as specifically set forth in such provisions, this Agreement contains the entire agreement and understanding between the Employee and the Company concerning the

                                       B-2

matters described herein, and supersedes all prior agreements, discussions, negotiations, understandings and proposals of the Parties. The terms of this
Agreement cannot be changed except in a subsequent document signed by both
Parties.

            11.   Revocation Period. The Employee has the right to revoke this
Agreement for up to seven days after she signs it. In order to revoke this
Agreement, the Employee must sign and send a written notice of the decision to do so, addressed to [NAME] at [INSERT TITLE, AND ADDRESS], and that written notice must be received by the Company no later than the eighth day after the
Employee signed this Agreement. If the Employee revokes this Agreement, the
Employee will not be entitled to any of the consideration from the Company described in paragraph 2 above.

            12.   Voluntary Execution of Agreement. The Employee acknowledges that:

            a.    the Employee has carefully read this Agreement and fully
                  understands its meaning;

            b.    the Employee had the opportunity to take up to 21 days after receiving this Agreement to decide whether to sign it;

            c.    the Employee understands that the Company is hereby advising her, in writing, to consult with an attorney before signing it;

            d.    the Employee is signing this Agreement, knowingly,
                  voluntarily, and without any coercion or duress; and

            e.    everything the Employee is receiving for signing this
                  Agreement is described in the Agreement itself, and no other promises or representations have been made to cause the
                  Employee to sign it.

            13.   Nondisclosure. The Employee shall not disclose the contents or substance of this Agreement to any third parties, other than the Employee's attorneys, accountants, spouse or as required by law and shall instruct each of the foregoing not to disclose the same.

                                       B-3

            IN WITNESS WHEREOF, the Parties have executed this Separation
Agreement and General Release effective as of the date written below.

                                       ACORN PRODUCTS, INC.

______________________________         By: _______________________________
[Employee Name]

                                       Title: ____________________________
Dated: _______________________

                                       UNIONTOOLS, INC.

                                       By:  ______________________________

                                       Title:  ___________________________

                                       Dated:  ___________________________